Exhibit 99.1

Investor Contact: Sharon Merrill Associates (617) 542-5300 trr@investorrelations.com	Company Contact: Carl Paschetag, CFO (978) 970-5600 cpaschetag@trcsolutions.com

TRC ANNOUNCES THIRD-QUARTER FISCAL 2008 FINANCIAL RESULTS

Lowell, MA, May 22, 2008 - TRC (NYSE: TRR), a recognized leader in engineering, consulting and construction management, today announced financial results for the third quarter of fiscal 2008.

Third-Quarter Results

For the three months ended March 28, 2008, gross revenue decreased 3% to $108.0 million compared with $111.5 million for the three months ended March 31, 2007.  Net service revenue for the third quarter of fiscal 2008 increased to $65.5 million from $64.1 million for the third quarter of fiscal 2007.  The Company believes net service revenue, rather than gross revenue, best reflects the value of services provided to its customers and is a more accurate indicator of the Company’s revenue performance.

Net loss applicable to common shareholders for the three months ended March 28, 2008 was $4.9 million, or $0.26 per common share, compared with a net loss applicable to common shareholders of $0.7 million, or $0.04 per common share, for the comparable period in fiscal 2007.  Results for the three months ended March 28, 2008 include an unusually high level of legal costs of $3.8 million.

Nine Months Ended March 28, 2008

For the nine months ended March 28, 2008, gross revenue increased 5% to $342.6 million from $326.7 million for the nine months ended March 31, 2007.  Net service revenue for the nine months ended March 28, 2008 grew 6% to $203.1 million from $192.0 million for the comparable period in 2007.

Net loss applicable to common shareholders for the nine months ended March 28, 2008 was $93.0 million, or $4.99 per common share, compared with a net loss applicable to common shareholders of $1.6 million, or $0.09 per common share, for the comparable period in fiscal 2007.  Net loss applicable to common shareholders for the first nine months of fiscal 2008 includes a loss of $88.8 million related to a goodwill impairment

TRC

650 Suffolk Street • Lowell, Massachusetts 01854

Telephone 978-970-5600     • Fax 978-453-1995

charge and a tax provision to provide a full valuation allowance against net deferred tax assets.  Excluding the effect of those charges, TRC would have incurred a net loss applicable to common shareholders of $4.2 million for the first nine months of fiscal 2008.

Comments on Results

“We continued to make operational progress during the fiscal third quarter, which is historically a weaker quarter due to seasonality,” said Chris Vincze, TRC’s Chairman and Chief Executive Officer.  “During the third quarter, our energy and environmental sectors drove net service revenue growth and we continued to implement actions designed to further reduce costs and improve long-term margins.”

“Our cost reduction efforts implemented over the past several months should result in approximately $5 million in annualized savings,” said Vincze.  “We anticipate implementing additional cost reductions in the fourth quarter. We also have several strategic initiatives in place focused on improving utilization and pricing strategies, which we expect will have a positive impact on our ability to achieve profitable growth. “

Outlook

“We incurred some significant charges in the third quarter and we are well aware of the challenges we face in completing the transformation of the organization,” said Vincze.  “Nevertheless, we remain encouraged by the measurable progress we are making on a number of important operational fronts as we pursue our goal of optimizing the organization in 2009.”

“We continue to focus on our goals of revenue growth with sustainable profitability and continued cost reduction.  We are now into the second half of our three-year turnaround.  At this point, TRC has been rebuilt, reorganized and restrategized.  With our Vision reporting platform in place, we have better visibility into the business, and we now expect faster and more effective execution going forward.  Our focus for the fourth quarter and into fiscal 2009 will be on pricing, utilization improvement, project management and cost reduction.  For the long term, we remain confident in the promising markets in which we operate,” concluded Vincze.

Conference Call Information

The Company will broadcast its third-quarter financial results conference call on Friday, May 23 at 9:00 a.m. ET.  Those who wish to listen to the conference call should visit the “Investor Center” section of TRC’s website at www.TRCsolutions.com. The call also may be accessed by dialing (877) 407-5790 or (201) 689-8328 prior to the start of the call.  For interested individuals unable to join the live conference call, a webcast replay will be available on the Company’s website.

About TRC

TRC creates and implements sophisticated and innovative solutions to the challenges facing America’s real estate, environmental, energy, and infrastructure markets. The Company also is a leading provider of technical, financial, risk management, and construction services to commercial and government customers across the country. For more information, visit TRC’s website at www.TRCsolutions.com.

Forward-Looking Statements

Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as “may,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” or other words of similar import. You should consider statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other “forward-looking” information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, the availability and adequacy of insurance; the uncertainty of our operational and growth strategies; regulatory uncertainty; the availability of funding for government projects; the level of demand for our services; product acceptance; industry-wide competitive factors; the ability to continue to attract and retain highly skilled and qualified personnel; recent changes in our  senior management; the results of outstanding litigation; risks arising from either failure to identify, or from identified material weaknesses in our internal controls over financial reporting or our inability to effectively remedy such weaknesses; our inability to comply with the terms of our credit facility and our lenders’ future unwillingness to waive our noncompliance; and general political or economic conditions.  Furthermore, market trends are subject to changes, which could adversely affect future results. See additional discussion in our Annual Report on Form 10-K for the fiscal year ended June 30, 2007, Quarterly Reports on Form 10-Q, and other factors detailed from time to time in our other filings with the Securities and Exchange Commission.

TRC COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 28,	March 31,	March 28,	March 31,
	2008	2007	2008	2007
				(As restated)

Gross revenue	$107,994	$111,450	$342,580	$326,656
Less subcontractor costs and other direct reimbursable charges	42,522	47,395	139,528	134,651
Net service revenue	65,472	64,055	203,052	192,005

Interest income from contractual arrangements	962	1,194	3,040	3,645
Insurance recoverables and other income	651	127	2,196	4,943

Operating costs and expenses:
Cost of services	58,638	57,491	174,696	170,391
General and administrative expenses	9,734	5,742	26,385	17,258
Provision for doubtful accounts	658	619	2,163	2,429
Goodwill impairment charge	—	—	76,678	—
Depreciation and amortization	1,895	1,895	6,021	5,917
	70,925	65,747	285,943	195,995
Operating (loss) income	(3,840)	(371)	(77,655)	4,598
Interest expense	968	1,005	2,962	3,285
(Loss) income from continuing operations before taxes, minority interest and equity earnings (losses)	(4,808)	(1,376)	(80,617)	1,313
Federal and state income tax provision (benefit)	101	(688)	12,439	673
Minority interest	5	7	62	7
(Loss) income from continuing operations before equity earnings (losses)	(4,904)	(681)	(92,994)	647
Equity in earnings (losses) from unconsolidated affiliates	—	16	(12)	53
(Loss) income from continuing operations	(4,904)	(665)	(93,006)	700
Discontinued operations, net of taxes	—	(47)	—	(77)
Net (loss) income	(4,904)	(712)	(93,006)	623
Dividends and accretion charges on preferred stock	—	—	—	2,233
Net loss applicable to common shareholders	$(4,904)	$(712)	$(93,006)	$(1,610)

Basic and diluted loss per common share:
Continuing operations	$(0.26)	$(0.04)	$(4.99)	$(0.09)
Discontinued operations, net of taxes	—	—	—	—
	$(0.26)	$(0.04)	$(4.99)	$(0.09)

Average shares outstanding:
Basic	18,775	18,194	18,642	17,341
Diluted	18,775	18,194	18,642	17,341

TRC COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

(Unaudited)

	March 28,	June 30,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$694	$430
Accounts receivable, less allowances for doubtful accounts	131,425	132,879
Insurance recoverable - environmental remediation	8,125	6,381
Deferred income tax assets	—	13,894
Income taxes refundable	286	587
Restricted investment	41,446	20,830
Prepaid expenses and other current assets	13,642	11,911
Total current assets	195,618	186,912

Property and equipment, at cost	59,289	57,569
Less accumulated depreciation and amortization	39,105	36,126
	20,184	21,443
Goodwill	54,452	130,935
Investments in and advances to unconsolidated affiliates and construction joint ventures	1,519	5,245
Long-term restricted investment	69,053	72,651
Long-term prepaid insurance	51,909	54,395
Other assets	14,898	14,401
Total assets	$407,633	$485,982

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$32,855	$31,618
Accounts payable	54,385	54,976
Accrued compensation and benefits	18,491	22,134
Deferred revenue	49,551	31,494
Environmental remediation liabilities	1,894	4,629
Other accrued liabilities	28,857	24,007
Total current liabilities	186,033	168,858
Non-current liabilities:
Long-term debt, net of current portion	11,979	11,052
Long-term income taxes payable	698	—
Deferred income tax liabilities	—	1,519
Long-term deferred revenue	128,585	134,901
Long-term environmental remediation liabilities	7,850	7,861
Total liabilities	335,145	324,191

Minority interest in subsidiary	—	62
Commitments and contingencies
Shareholders’ equity:
Capital stock:
Preferred, $.10 par value; 500,000 shares authorized, no shares issued and outstanding	—	—
Common, $.10 par value; 30,000,000 shares authorized, 18,778,478 and 18,774,996 shares issued and outstanding, respectively, at March 28, 2008, and 18,240,509 and 18,237,027 shares issued and outstanding, respectively, at June 30, 2007	1,878	1,824
Additional paid-in capital	151,891	147,229
(Accumulated deficit) retained earnings	(81,383)	12,453
Accumulated other comprehensive income	135	256
Treasury stock, at cost	(33)	(33)
Total shareholders’ equity	72,488	161,729
Total liabilities and shareholders’ equity	$407,633	$485,982